LM Funding America, Inc. Provides Monthly Operational and Bitcoin Mining Update for Month Ended June 30, 2024

Total Bitcoin holdings were approximately 160.5 BTC as of June 30, 2024, or approximately $10.2 million based on an estimated July 15, 2024, BTC price of $63,750

TAMPA, FL, July 16, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining update for the month ended June 30, 2024.

Metrics *	One Month January 31, 2024	One Month February 29, 2024	One Month March 31, 2024	One Month April 30, 2024	One Month May 31, 2024	One Month June 30, 2024	Six Months June 30, 2024
Bitcoin Beginning Balance	95.1	126.8	153.6	163.4	155.1	163.1	95.1
Bitcoin Mined, net	31.7	26.8	27.9	24.7	14.0	5.4	130.5
Bitcoin Sold	-	-	(18.0)	(33.0)	(6.0)	(8.0)	(65.0)
Service Fee	-	-	(0.1)	-	-	-	(0.1)
Bitcoin Holdings	126.8	153.6	163.4	155.1	163.1	160.5	160.5

Approximate Miners Deployed at Month End	5,950	5,940	5,940	5,880	5,510	1,878
Approximate Miners In-Transit at Month End					370	4,002
Approximate Potential Hash Rate at Month End (PH/s)	615	614	614	639	639	639

*Unaudited

Effective July 12, 2024, approximately 2,900 mining machines (“Miners”) were installed and deployed at a site in Oklahoma owned and operated by Arthur Mining under our previously announced strategic collaboration with Arthur Mining, while an additional 1,000 Miners that were active at June month-end were moved in July from a different Oklahoma site to a warehouse for redeployment.

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, "Our mining operations for June 2024 reflect the timely ending of several unfavorable hosting contracts as of May 31, 2024, which allows us to reposition our Miners to lower cost sites. We were able to redeploy and energize approximately 3,000 Miners to the Arthur Oklahoma hosting site in July 2024 and currently anticipate that the remaining Miners will be redeployed to other lower-cost hosting sites over approximately the next four months. In addition, we have entered into a non-binding term sheet with a potential lender regarding a secured non-convertible loan facility of up to $5.0 million that would be used to acquire additional Miners, and if such loan is consummated, it would have a maturity date of 2 years from the closing of the loan.”

The Company estimates that the value of its 160.5 Bitcoin holdings on June 30, 2024, was approximately $10.2 million, based on an estimated June 15, 2024, BTC price of $63,750. However, under the new accounting standards effective for 2024, the Company will revalue its Bitcoin holdings to the quarter-end BTC market value each quarter.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

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